EXHIBIT 99.1


                                  PRESS RELEASE

Agreement to Acquire Petroleum Exploration Permits in the Bonaparte Basin Region, Offshore Northern Territory, Australia

Australian Oil & Gas Corporation (BB Code: AOGC) through its wholly owned subsidiary Gascorp,Inc, has agreed to acquire all of the outstanding shares of Nations Natural Gas Pty Ltd (Nations), a company incorporated in Australia. Nations holds a 30% interest in the National Gas Consortium, which is the holder of four permits (NT/P62, NT/P63, NT/P64 and NT/P65). The permits are located in the eastern Timor Sea region of the Bonaparte Basin, offshore Northern Territory.

The Bonaparte Gulf is a major emerging oil and gas province, with a developing emphasis in gas processing for the export market. Discoveries made over the past few years will lead to the area providing substantial gas production and revenue, through value added gas projects covering a wide spectrum of gas to liquids processes and technologies.



About AOGC

Australian Oil & Gas Corporation is a Delaware incorporated company seeking high impact oil and gas exploration opportunities in the offshore waters within the jurisdiction of Australia. The company's US office is located at 2480 North Tolemac Way, Prescott, Arizona, with the administrative operations based in Australia, at Level 25, 500 Collins Street, Melbourne, Victoria.

Further information please contact:

Mark Muzzin
Australian Oil & Gas Corporation
(+61 3) 9629-6100